Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro
702.263.2505

MIKOHN REPORTS EPS OF $.07 IN THIRD QUARTER OF 2004

HIGHEST LEVEL OF QUARTERLY FREE CASH FLOW SINCE INCEPTION

ESTIMATES EPS OF $.20 - $.32 FOR 2005

LAS VEGAS – November 2, 2004 - Mikohn Gaming Corporation (NASDAQ: MIKN) (“the Company”), a leading provider of diversified products and services used in the gaming industry worldwide, announced today that it reported net earnings of $1.6 million, or $.07 per share, for the three months ended September 30, 2004, as compared to a net loss of $4.2 million, or $.32 per share, in the same period a year ago. This marks the best quarterly performance by the Company in over 3 years and exceeded the analysts’ consensus for the third consecutive quarter.

Revenues in the third quarter of 2004 increased 15.8 percent to $25.7 million from $22.2 million in the same period a year ago primarily due to higher license fees from slot and table games, and an increase in product sales, partially offset by lower systems revenues.

Slot and table game revenues increased during the three months ended September 30, 2004 as compared to the same period in 2003 primarily due to an increase in the installed base of slot contracts under periodic license fee arrangements, partially offset by a decrease in the slot contracts under daily fee arrangements. There was a modest decrease in the fee per day for slot contracts under daily license fee arrangements in the third quarter of 2004 as compared to the same period in 2003. In addition, there was no material shift in the installed base or fee per day of outstanding table game contracts in the third quarter of 2004 as compared to the same period in 2003.

The Company’s gross margin increased approximately 700 basis points in the third quarter of 2004 as compared to the same period in 2003, primarily due to the increase in slot and table license fee revenues as a percentage of the total revenue mix.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $5.9 million for the third quarter of fiscal 2004 as compared to $3.3 million for the same period in 2003, an increase of 79 percent.

For the first nine months of fiscal 2004, the Company’s net loss was reduced by over 85 percent as compared to the same period in 2003, ($1.7 million vs. $11.7 million) on approximately the same revenues of $70.1 million in 2004 as compared to $71.8 million in 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $12.7 million for the first nine months of fiscal 2004 as compared to $10.2 million for the same period a year ago.

President and Chief Executive Officer Russel McMeekin stated: “Our operating performance this quarter was a historic event for our shareholders who have been patiently awaiting Mikohn to turn the profitability corner. This was our second consecutive quarter of sequential revenue growth of over 10 percent and our third consecutive quarter of exceeding external estimates. We more than doubled our EBITDA in just two quarters on revenue growth of over 20 percent from March 2004. A key business driver has been the continued transition of our slot business from a traditional hardware/software model to licensing our content and technology.”

McMeeekin continued: “We are proud of our bottom line operating results, but most of all with generating over $4.0 million of free cash flow, the highest level in any quarter since Mikohn’s inception as a public company.”

Financial Outlook

Chief Financial Officer Michael A. Sicuro stated: “We expect our operating results for the fourth quarter of 2004 to be at a minimum similar to the third quarter of 2004 for revenues, EBITDA and earnings per share. As a result, we are raising the lower end of our estimates for fiscal 2004 and now expect revenues to range from $96 - $100 million, EBITDA to be from $18.5 - $20 million and GAAP reported net earnings to range from a loss of $.1 million to net income of $1.0 million ($.02 per share loss to earnings per share of $.04, excluding the effect of the exercise of any outstanding warrants). Our estimates for free cash flow of $2.0 - $4.0 million for 2004 are unchanged. The sequential decline in systems revenues in the third quarter was due to the timing of completing certain contracts. We expect revenues from this business segment to increase next quarter resulting in a double digit increase for fiscal 2004 as compared to 2003.”

Sicuro continued:” The progress towards our operating and financial goals to date in 2004 clearly demonstrate that Mikohn is poised to break away next year from its history of operating losses. The focus on our core business of content and technology will intensify in 2005 and we believe emerge as the catalyst driving significant improvement in our bottom line as compared to 2004 and previous years. Other business segments, such as interior signage, while important to our customer base, will contribute far less to the mix of our EBITDA in 2005 than in previous years. In fiscal 2005, we expect revenues to range from $100 – $110 million, EBITDA to be from $20 - $25 million, free cash flow of $5 - $10 million and earnings per share of $.20 - $.32, excluding the effect of the exercise of any outstanding warrants. We estimate the revenues and EBITDA contribution from the interior signage business to range from $20 - $25 million and $2 - $3 million, respectively, in 2005.

Free cash flow is defined as the net change in cash and cash equivalents at the beginning of a reporting period as compared to the cash and cash equivalents at the end of that same reporting period. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. GAAP is defined as generally accepted accounting principles as applied in the United States.

A conference call to discuss Mikohn’s operating results for the three months ended September 30, 2004 will be hosted by management on November 3, 2004 at 8:00 AM PST. Interested parties may participate via teleconference by dialing 800.901.5248, passcode 97221839. International parties may participate by dialing 617.786.4512, passcode 97221839. The teleconference will be webcast on the Company’s website at www.mikohn.com. A replay of the teleconference can be accessed for 30 days by dialing 888.286.8010, passcode 51755204, and international parties by dialing 617.801.6888, passcode 51755204, or on the Company’s website at www.mikohn.com. The Company’s website will also include any additional material historical financial or statistical information discussed in the conference call and not included in the release announcing the Company’s operating results (as well as any non GAAP financial measures as defined by the SEC), if applicable, and a copy of the Company’s investor presentation.

About Mikohn: Mikohn is a leading supplier of innovative and diversified products and services used in the gaming industry worldwide. The Company develops, manufactures and distributes an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The Company is also a market leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the Company’s website at www.mikohn.com.

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Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding expectations for fourth quarter 2004 operating results, fiscal 2004 expectations with respect to revenue, EBITDA, free cash flow and GAAP earnings, expected revenue trends for the systems business in the fourth quarter of 2004, anticipated improvement in the Company’s bottom line performance in 2005, expected contribution from the Company’s interior signage business in 2005, and expected revenue, EBITDA, free cash flow and earnings per share for fiscal 2005. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delay in the introduction of new products, the status of rights licensed from content providers, the Company’s ability to enforce its intellectual property rights, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

MIKOHN GAMING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(Amounts in thousands except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Slot and Table Games	$12,631	$9,766	$29,803	$32,515
Product Sales	10,247	8,631	30,522	29,818
Systems	2,802	3,783	9,773	9,516

Total Revenues	25,680	22,180	70,098	71,849
Cost of Revenues
Slot and Table Games	3,354	3,143	8,504	11,180
Product Sales	5,670	5,815	17,809	19,138
Systems	1,521	1,747	5,057	4,714

Total Cost of Revenues	10,545	10,705	31,370	35,032
Gross Profit	15,135	11,475	38,728	36,817
Selling, General & Administrative Expense	7,643	5,326	19,814	17,023
Slot Rent Expense	94	1,439	1,149	4,212
Research and Development	1,492	1,358	4,520	3,787
Depreciation and Amortization	1,985	3,719	7,160	10,451
Other Expenses/Asset Write-Downs	—	45	564	1,562

	11,214	11,887	33,207	37,035

Operating income (loss)	3,921	(412)	5,521	(217)
Interest expense	(2,398)	(3,838)	(7,320)	(11,576)
Other income	66	9	95	124

Income (loss) before income tax provision	1,589	(4,241)	(1,704)	(11,669)
Income tax provision	—	(3)	(9)	(9)

Net income (loss)	$1,589	$(4,244)	$(1,713)	$(11,678)

Weighted Average Common Shares:
Basic	21,830	13,129	21,779	12,973

Diluted	22,006	13,129	21,779	12,973

Earnings (loss) per share:
Basic	$0.07	$(0.32)	$(0.08)	$(0.90)

Diluted	$0.07	$(0.32)	$(0.08)	$(0.90)

MIKOHN GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except share amounts)	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,180	$8,683
Trade receivable, net of allowance for doubtful accounts of $1,065 and $1,996	12,521	11,497
Contract sales receivable, net of allowance for doubtful accounts of $1,529 and $1,500	3,668	501
Inventories, net of reserves of $3,799 and $4,479	8,880	6,258
Prepaid expenses	2,438	2,498
Deferred tax asset	3,313	3,313

Total current assets	43,000	32,750

Property and equipment, net	10,006	11,869
Intangible assets, net	54,299	55,506
Goodwill	2,860	2,860
Other assets	4,647	6,187

Total assets	$114,812	$109,172

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Trade accounts payable	$7,814	$6,176
Customer deposits	4,573	2,981
Current portion of long-term debt and notes payable	474	727
Accrued liabilities	11,206	8,696
Deferred revenues and license fees	2,557	1,027

Total current liabilities	26,624	19,607

Long-term debt and notes payable, net of unamortized discount of $2,024 and $2,412	63,019	62,989
Other long-term liabilities	2,834	3,073
Deferred tax liability	16,114	16,114

Total liabilities	108,591	101,783

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized and 22,194,338 and 21,910,611 shares outstanding	2,219	2,191
Additional paid-in capital	114,991	114,325
Stockholders’ notes receivable
Other comprehensive loss	(403)	(253)
Accumulated deficit	(109,874)	(108,162)

Subtotal	6,933	8,101
Less treasury stock, 194,193 shares, at cost	(712)	(712)

Total stockholders’ equity	6,221	7,389

Total liabilities and stockholders’ equity	$114,812	$109,172

Mikohn

Installed Base Summary Slot & Table Games

	09/30/04	06/30/04	03/31/04	12/31/03	09/30/03
Slot Games

Daily Fee Arrangements	1,647	1,589	1,770	1,864	2,199
Periodic Fee Arrangements	2,545	1,045	1,015	435	300

Total Installed Base	4,192	2,634	2,785	2,299	2,499

Total Installation in Process	614	720	538	524	0

Table Games

Daily Fee Arrangements	957	957	988	1,007	1,002
Periodic Fee Arrangements	0	0	0	0	0

Total Installed Base	957	957	988	1,007	1,002

Total Installation in Process	22	18	33	22	0